Exhibit 10.1

Federal Home Loan Bank of Indianapolis
Incentive Plan

(As Amended and Restated Effective January 1, 2025)

ESTABLISHMENT OF ANNUAL 2025 AND LONG-TERM 2026 - 2028
INCENTIVE PLAN GOALS FOR THE
FEDERAL HOME LOAN BANK OF INDIANAPOLIS
INCENTIVE PLAN

Pursuant to resolutions adopted by the Board of Directors of the Federal Home Loan Bank of Indianapolis (the "Bank"), the undersigned hereby execute the Federal Home Loan Bank of Indianapolis Incentive Plan, effective as of January 1, 2025, and setting forth goals effective as of January 1, 2025, on behalf of the Bank, in the form attached hereto.

Dated this 21st day of March 2025.

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:     /s/ Robert M. Fisher
    Robert M. Fisher, Chair

By:     /s/ Larry W. Myers
Larry W. Myers, Vice Chair

ATTEST:

By: /s/ Shaun Clifford
Shaun Clifford, Acting Corporate Secretary

2

FEDERAL HOME LOAN BANK OF INDIANAPOLIS
INCENTIVE PLAN

3

4

ARTICLE I
INTRODUCTION

Section 1.1    Purpose. The purpose of the Federal Home Loan Bank of Indianapolis Incentive Plan (the "Plan") is to attract, retain and motivate employees of the Federal Home Loan Bank of Indianapolis (the "Bank") and to focus their efforts on continued improvement in the profitability of the Bank while maintaining the Bank's safety and soundness. The Plan is a cash-based incentive plan that provides award opportunities based on achievement of performance goals.

Section 1.2 Effective Date. The "Effective Date" of the Plan is January 1, 2025.

Section 1.3    Administration. The Plan will be administered by an administrative committee (the "Committee") appointed by the Bank's Board of Directors (the "Board"), which initially will be the Human Resources Committee of the Board. Notwithstanding the foregoing, the term Committee shall also refer to the Executive Governance Committee of the Board who will administer the Plan with respect to the Bank's Chief Executive Officer. The Committee, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. Any notice or document required to be given or filed with the Committee will be properly given or filed if delivered to or mailed by registered mail, postage paid, to the General Counsel, Federal Home Loan Bank of Indianapolis, 8250 Woodfield Crossing Boulevard, Indianapolis, Indiana 46240.

Section 1.4 Supplements. The provisions of the Plan may be modified by supplements to the Plan with Board approval. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to update or eliminate any inconsistencies between the supplement and any other Plan provisions. Any substantive supplement to the Plan shall be submitted to the Federal Housing Finance Agency ("FHFA") for non-objection after full review prior to implementation.

Section 1.5 Definitions. The following terms are defined in the Plan in the following Sections:

5

Term	Plan Sections
Annual Award	3.3(a), 3.4(a)
Award	3.1
Bank	1.1
Board	1.3
Break in Service	3.6(d)(v)(B)
Cause	3.6(d)(i)
Committee	1.3
Compensation	3.1
Deferral Performance Period	3.1(a)
Deferred Award	3.3(b)
Disability	3.6(d)(ii)
Discretionary Award	3.1(d)
Effective Date	1.2
Extraordinary Occurrences	3.1(e)
FHFA	1.4
Final Award	3.1(e)
Good Reason	3.6(d)(iii)
Hour of Service	3.6(d)(v)(D)
Level I Participant	3.1(c)
Level II Participant	3.1(c)
Maximum	3.2(b)(iii)
Non-Solicitation Agreement	2.1
Participant	2.1
Performance Goals	3.2
Performance Period	3.1(a)
Period of Severance	3.6(d)(v)(C)
Plan	1.1
Position	3.6(d)(iii)(A)
Reduction in Force	3.6(d)(iv)
Reorganization	3.7(b)
Retirement	3.6(d)(v)
Rule of 85	3.6(d)(v)
Spouse	7.3(e)
Termination of Service	3.6(d)(vi)
Target	3.2(b)(ii)
Threshold	3.2(b)(i)
Vesting Service	3.6(d)(v)(A)

6

ARTICLE II
ELIGIBILITY AND PARTICIPATION

Section 2.1 Eligibility. Any employee of the Bank, hired before October 1st of the calendar year, will become a "Participant" in the Plan for that calendar year, provided the employee is not classified as a "temporary," "contractor," an "intern," "Orr Fellow” or "seasonal" employee, and does not participate in the Federal Home Loan Bank of Indianapolis Internal Audit Incentive Plan. Level I Participants, as defined in subsection 3.1(c), must have an executed agreement on file with the Bank containing non-solicitation and non-disclosure provisions in a form similar to the form provided in Appendix III to the Plan ("Non-Solicitation Agreement") and upon executing such a Non-Solicitation Agreement, shall not need to execute another one, unless the Bank requests a new one.

Section 2.2 Participation. An eligible employee will become a Participant as of the later of the Effective Date, the employee's date of hire, or the date on or after the Effective Date the employee satisfies the automatic eligibility provisions described in Section 2.1. Any Participant may, however, be removed as an active Participant by the Board, effective as of any date.

ARTICLE III

AWARDS AND EXTRAORDINARY OCCURRENCE ADDITIONS/REDUCTIONS

Section 3.1 Awards. At the beginning of each Performance Period (and at such other times as it may designate as to Discretionary Awards), the Board will make an "Award" to eligible Participants. As described in this Article, Awards may be Annual Awards (as defined in subsections 3.3(a) and 3.4(a)), Deferred Awards (as defined in subsection 3.3(b)), or Discretionary Awards (as defined in subsection 3.1(d)). Each Award (other than Discretionary Awards) will be equal to a percentage of the Participant's annual Compensation for the portion of the year the Participant was a Level I and/or Level II Participant, as described in the applicable Appendices for Level I Participants and Level II Participants, multiplied by the achievement level of the applicable Performance Goals (as defined in Section 3.2). “Compensation" means the Participant's annualized base salary as reflected in the Human Resources Department’s systems and records as of the last day of the applicable performance year (a) in all cases excluding any bonus, incentive compensation, deferred compensation payments, lump sum payouts for accrued but unused vacation time, long-term disability insurance payments paid for the current or a prior year, overtime, or hours paid under the Bank’s paid-time-off policies, and (b) in the case of Participants paid on an hourly basis, assuming a 2,080 hour year multiplied times the percentage of full-time equivalent of the Participant’s position. If a Participant changes business units (e.g. from Bank to Internal Audit), has a change in management level (e.g., from Associate Director to Director), and/or changes from a Level II Participant to a Level I Participant during the year, the Award will be based on the Participant's Compensation and the achievement level for the applicable business unit and/or management level for the portion of time the Participant performed within the respective business unit (i.e., Bank, Internal Audit) and management level as a Level I Participant and/or Level II Participant, as referenced in Appendix

7

I and II herein, during a Performance Period. For example, during a Performance Period, if a Participant is employed from January 1 through June 30 in the Internal Audit business unit but employed from July 1 through December 31 in the Bank business unit, then the calculation of such Participant’s Award will be prorated between the Bank business unit and Internal Audit unit, with half of such Participant’s Compensation being included in the calculation of an Award under the Internal Audit business unit based on the achievement level of the Internal Audit business unit and the remaining Compensation being included in the calculation of an Award under the Bank business unit based on the achievement level of the Bank business unit.

(a)Performance Periods. A "Performance Period" is the one-calendar year period over which an Annual Award can be earned and vested pursuant to subsections 3.3(a) and 3.4(a). A "Deferral Performance Period" is the three-calendar year period over which a Deferred Award can be earned and vested pursuant to subsection 3.3(b). A Deferral Performance Period begins on the January 1st immediately following the Performance Period to which such Deferred Award applies.

(b)Award Notification. Participants will be notified of an Annual Award, a Deferred Award or Discretionary Award by the Bank by posting the Performance Goals and other necessary terms and conditions applicable to the Annual Award, Deferred Award or Discretionary Award on SharePoint on the Bank's intranet.

(c)Award Levels. Participants will receive varying Awards for each Performance Period based on their position with the Bank, as set out in the applicable Appendix. A "Level I Participant" is the Bank's President and Chief Executive Officer, Executive Vice President or Senior Vice President of the Bank or any other individual designated as a Level I Participant by the Board. A "Level II Participant" is any participating employee who is not a Level I Participant. If a Participant receives a new position within the Bank which position changes the Participant's Award eligibility or level, each of the Awards for which the Participant is or was eligible during the calendar year will be prorated to reflect the portion of the calendar year during which the Participant was eligible for each such Award or level.

(d)Discretionary Award. The President may recommend to the Board that additional discretionary Awards (each, a "Discretionary Award") be made to one or more Level II Participants to address external market considerations, recruiting needs, special projects and extraordinary individual or team efforts. The aggregate pool of funds available for all Discretionary Awards to Level II Participants in a calendar year will be determined by the Board and will not exceed 20 percent (20%) of the sum of all Final Awards of any kind paid to Level I Participants during such year.

The following hypothetical example illustrates how the aggregate pool of funds for Discretionary Awards in a year is determined and awarded:

8

In year 5, all of the Level I Participants receive: (i) total Annual Awards attributable to year 4 of $700,000, and (ii) total Deferred Awards attributable to year 1 of $600,000. In year 5, the sum of all Final Awards paid to Level I Participants is $1,300,000. Therefore, at any time during year 5, the President may recommend payment of Discretionary Awards to Level II Participants, the sum of which cannot exceed $260,000. The Board may authorize the payment of up to $260,000 for Discretionary Awards. Payment must be made during year 5.

(e)Final Award and Extraordinary Occurrences. The "Final Award" is the amount of an earned and vested Annual Award, Deferred Award, or Discretionary Award, as adjusted based upon the level at which the Performance Goals have been achieved, that is ultimately paid to a Participant under this Plan. The amount of a Final Award may be increased or decreased at the Board's discretion to account for performance that is not captured in the Performance Goals. The Board, in its discretion, may also consider Extraordinary Occurrences when assessing performance results and determining Final Awards. "Extraordinary Occurrences" mean those events that, in the opinion and discretion of the Board, are outside the significant influence of the Participant or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank's operating and/or financial results. Examples of Extraordinary Occurrences include, but are not limited to, change in law, regulation, or regulatory policy, or systemic macroeconomic events outside of management's control.

(f)Maximum Award Payout. Notwithstanding anything to the contrary contained in this Plan, in no event shall the aggregate amount of any Award paid to a Participant for a Performance Period exceed one hundred percent (100%) of such Participant’s Compensation (as defined in Section 3.1).

Section 3.2 Performance Goals. "Performance Goals" are the performance factors established by the Board for each Performance Period and Deferral Performance Period, as set forth in the applicable Appendices to the Plan, which are taken into consideration in determining the value of an Annual Award or Deferred Award. The Board may, for any reason or for an Extraordinary Occurrence, adjust the Performance Goals for a Performance Period or Deferral Performance Period to ensure the purposes of the Plan are served. Any such adjustment to Performance Goals shall be submitted to the FHFA for review and non-objection prior to implementation.

(a)Establishment of Performance Goals. Performance Goals for Performance Periods and Deferral Performance Periods will be communicated to Participants via SharePoint on the Bank's intranet after they have been established by the Board.

(b)Achievement Level. Three achievement levels will be defined for each Performance Goal in determining how much of an Award is earned.

9

i.Threshold. The "Threshold" achievement level is the minimum achievement level accepted for a Performance Goal.

ii.Target. The "Target" achievement level is the planned achievement level for a Performance Goal.

iii.Maximum. The "Maximum" achievement level is achievement that substantially exceeds the Target achievement level.

The Bank will measure the achievement level for each Performance Goal on a uniform basis, and may assign different values for achievement levels depending on the Participant’s position. The relative weights assigned to achievement levels and to Performance Goals will be set forth in the applicable Appendix.

(c)Interpolation. Achievement levels that discreetly fall in between Threshold, Target, and Maximum, will be interpolated, unless otherwise described in a Performance Goal.

(d)Considerations in Establishing Performance Goals. In determining appropriate Performance Goals and the relative weight accorded each Performance Goal, the Committee must:

i.Balance risk and financial results in a manner that does not encourage Participants to expose the Bank to imprudent risks;

ii.Make such determination in a manner designed to ensure that Participants' overall compensation is balanced and reasonable in amount and that the Annual Awards and Deferred Awards are consistent with the Bank's policies and procedures regarding such compensation arrangements; and

iii.Monitor the effectiveness of the Performance Goals and weighting established in prior years, alone and in combination with other incentive compensation awarded to the same Participants, and make appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants and appropriately reflect risk.

Section 3.3 Earning and Vesting of Awards for Level I Participants.

(a)Earning and Vesting of Annual Awards. Fifty percent (50%) of an Award to a Level I Participant will become earned and vested on the last day of the Performance Period, provided the following requirements are met (an "Annual Award"):

i.At least one of the applicable Performance Goals for the Performance Period is satisfied at or above the Threshold level;

10

ii.The Participant received (or, in the case of a Termination of Service described in Section 3.6(b) or Section 3.6(c) or a Reorganization described in Section 3.7, the President-CEO determines that the Participant would have received) an overall performance rating for the Performance Period of greater than “Inconsistent/Below” in the Bank’s Accelerate Performance Matrix, as in effect on January 1, 2025 (or equivalent rating in a successor performance framework); and

iii.The Participant is actively employed on the last day of the Performance Period, unless otherwise provided in Section 3.6 or Section 3.7.

(b)Earning and Vesting of Deferred Awards. The remaining fifty percent (50%) of an Award to a Level I Participant will become earned and vested on the last day of the Deferral Performance Period, provided the following requirements are met (a "Deferred Award"):

i.At least one of the applicable Performance Goals for the Deferral Performance Period are satisfied at or above the Threshold level;

ii.The Participant received (or, in the case of a Termination of Service described in Section 3.6(b) or Section 3.6(c) or a Reorganization described in Section 3.7, the President-CEO determines that the Participant would have received) an average overall weighted performance rating for each year of the Deferral Performance Period of greater than “Inconsistent/Below” in the Bank’s Accelerate Performance Matrix as in effect on January 1, 2025 (or equivalent rating in a successor performance framework); and

iii.The Participant is actively employed on the last day of the Deferral Performance Period, unless otherwise provided in Section 3.6 or Section 3.7.

(c)Calculation of Awards. The value of Awards to Level I Participants will be calculated in accordance with the applicable Appendix to the Plan.

Section 3.4 Earning and Vesting of Awards for Level II Participants.

(a)Earning and Vesting of Awards. An Award to a Level II Participant will become earned and vested on the last day of the Performance Period provided the following requirements are met (also an "Annual Award"):

i.At least one of the applicable Performance Goals for the Performance Period are satisfied at or above the Threshold level;

11

ii.The Participant received (or, in the case of a Termination of Service described in Section 3.6(b) or Section 3.6(c), the President-CEO determines that the Participant would have received) an overall weighted performance rating for the Performance Period of greater than “Inconsistent/Below” in the Bank’s Accelerate Performance Matrix as in effect on January 1, 2025 (or equivalent rating in a successor performance framework); and

iii.The Participant is actively employed on the last day of the Performance Period, unless otherwise provided in Section 3.6.

(b)Calculation of Awards. The value of Awards to Level II Participants will be calculated in accordance with the applicable Appendix to the Plan.

    Section 3.5 Reserved.

Section 3.6 Effect of Termination of Service.

(a)In General. If a Level I Participant incurs a Termination of Service for any reason other than a reason set forth in subsection 3.6(b), 3.6(c), or Section 3.7, the Level I Participant's Award will be forfeited, effective as of the date of such Termination of Service.

If a Level II Participant incurs a Termination of Service for any reason other than a reason set forth in subsection 3.6(b) or 3.6(c), the Level II Participant's Award will be forfeited effective as of the date of such Termination of Service.

(b)Termination Due to Death, Disability, or by the Bank without Cause due to a Reduction in Force.

i.Notwithstanding the provisions of Section 3.3 and subsection 3.6(a), if a Level I Participant incurs a Termination of Service due to death, Disability, or by the Bank without Cause due to a Reduction in Force, then the Participant's Deferred Awards (including, without limitation, the Deferred Award attributable to the calendar year in which the Termination of Service occurs) will be treated as earned and vested based on the assumption the Bank would have achieved the applicable Performance Goals at the Target achievement level for the Deferral Performance Period(s). The Participant's Award will be calculated on a pro rata basis based on the date of the event.

ii.Notwithstanding the provisions of Section 3.3 and subsection 3.6(a), if a Level I Participant incurs a Termination of Service due to death, Disability, or by the Bank without Cause due to a Reduction in Force, any Annual Award which has not been earned and vested will be treated as

12

earned and vested based on the assumption the Bank would have achieved the Performance Goals at the Target achievement level for the Performance Period. The Participant's Award will be calculated on a pro rata basis based on the date of the event.

iii.Notwithstanding the provisions of Section 3.4 and subsection 3.6(a), if a Level II Participant incurs a Termination of Service during a Performance Period due to death, Disability, or by the Bank without Cause due to a Reduction in Force, an Annual Award will be treated as earned and vested based on the assumption the Bank would have achieved the Performance Goals at the Target achievement level for the Performance Period. The Participant's Award will be calculated on a pro rata basis based on the date of the event.

(c)Termination Due to Other Events.

i.Termination of Service for Good Reason. Notwithstanding the provisions of Section 3.3 and subsection 3.6(a), if a Level I Participant incurs a Termination of Service due to Good Reason, an Annual Award or Deferred Award (including, without limitation, the Deferred Award attributable to the calendar year in which the Termination of Service occurs), as the case may be, will be treated as earned and vested to the extent the Performance Goals for the Performance Period and/or Deferral Performance Period(s) are satisfied. The Participant's Award will be calculated on a pro rata basis based on the date of the event.

ii.Termination of Service due to Retirement.

(A)Notwithstanding the provisions of Section 3.3 and subsection 3.6(a), if a Level I Participant incurs a Termination of Service due to Retirement, any Annual Award which has not been earned and vested will be treated as earned and vested to the extent the Performance Goals for the Performance Period are satisfied. The Participant's Award will be calculated on a pro rata basis based on the date of the event.

(B)Notwithstanding the provisions of Section 3.3 and subsection 3.6(a), if a Level I Participant incurs a Termination of Service due to Retirement, any Deferred Award (including, without limitation, the Deferred Award attributable to the calendar year in which the Termination of Service occurs) will be treated as earned and vested to the extent the Performance Goals for each applicable Deferral Performance Period are satisfied.

13

(C)Notwithstanding the provisions of Section 3.4 and subsection 3.6(a), if a Level II Participant incurs a Termination of Service during a Performance Period due to Retirement, an Annual Award will be treated as earned and vested to the extent the Performance Goals for the Performance Period are satisfied. The Participant's Annual Award will be calculated on a pro rata basis based on the date of the event.
(d)Definitions.

i."Cause" means (A) continued failure of a Participant to perform his or her duties with the Bank (other than any such failure resulting from Disability), after a written demand for performance is delivered to the Participant, which specifically identifies the manner in which the Participant has not performed his or her duties, (B) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or omission to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses), or (C) removal of the Participant for cause by the FHFA or at the direction of the FHFA pursuant to 12 U.S.C. 1422b(a)(2), or by any successor agency to the FHFA pursuant to a similar statute.

ii."Disability" means, as a result of the Participant's incapacity due to physical or mental illness, the Participant has been absent from his or her duties with the Bank for an aggregate of 12 out of 15 consecutive months and, within 30 days after a written notice of termination is thereafter given by the Bank to the Participant, the Participant does not return to the full-time performance of the Participant's duties.

iii."Good Reason" means a Termination of Service by a Level I Participant under any of the following circumstances:

(A)a material change in the Participant's status, position, job title or principal duties and responsibilities as a key employee of the Bank which does not represent a promotion from the Participant's status and position immediately prior to the change ("Position");

(B)the assignment to the Participant of any duties or responsibilities (or removal of any duties or responsibilities), which assignment or removal is materially inconsistent with such Position;

(C)any removal of the Participant from such Position (including, without limitation, all demotions and harassing assignments), except in connection with the termination of the Participant's employment for Cause or Disability, or as a result of the Participant's death;

14

(D)any material breach by the Bank of any provisions of this Plan or any other agreement with the Participant; or

(E)any failure by the Bank or its successors and assigns to obtain the assumption of this Plan by any successor or assign of the Bank.

iv."Reduction in Force" means an involuntary Termination of Service of a Participant by the Bank in connection with a financial decision by the Board to reduce the number of Bank employees, not due to the Participant's performance, and not due to a Reorganization.

v."Retirement" means the Participant's planned and voluntary termination of employment after the Participant has delivered timely advance written notice of intent to retire to the Bank and has either: (A) attained age 60 with five years of Vesting Service, or (B) attained the "Rule of 85," which means the Participant has attained a combined age and years of Vesting Service that mathematically is equal to or exceeds the number 85. Advance written notice will be deemed timely given if it is given at least four weeks in advance, as to Directors, Senior Directors, Managing Directors, Senior Vice Presidents, Executive Vice Presidents, and the Chief Executive Officer, and at least two weeks in advance, as to all other employees.

(A)“Vesting Service”, for purposes of the definition of Retirement, means the aggregate of all time periods commencing with the Participant’s first day of employment or reemployment with the Bank and ending on the date a Break in Service begins. The first day of employment or reemployment is the first day the Participant performs an Hour of Service. A Participant will also receive credit for any Period of Severance of less than 12 consecutive months. Fractional periods of a year will be expressed in terms of days.

(B)“Break in Service” means a Period of Severance of at least 12 consecutive months.

(C)“Period of Severance” means a continuous period of time during which the Participant is not employed by the Bank and commences on a Participant’s Termination of Service date.

(D)“Hour of Service” means:

a.each hour for which a Participant is paid, or entitled to payment for the performance of duties for the Bank. These

15

hours will be credited to the Participant for the computation period in which the duties are performed; and
b.each hour for which a Participant is paid, or entitled to payment, by the Bank on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than 501 Hours of Service will be credited under this subsection for any single continuous period. Hours under this subsection will be calculated and credited pursuant to Section 2530.200b-2 of the U.S. Department of Labor Regulations which are incorporated herein by this reference; and
c.each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Bank.

vi."Termination of Service" means the occurrence of any act or event or any failure to act, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of the Bank, including, but not limited to, death, Disability, Retirement, termination of the Participant's employment by the Bank (whether for Cause or otherwise), termination by the Participant of his or her employment with the Bank for Good Reason and voluntary resignation or termination by the Participant of his or her employment.

Section 3.7 Effect of Reorganization. The following provision applies to Level I Participants only.

(a)Notwithstanding the provisions of Sections 3.3 and 3.6, if a Reorganization of the Bank occurs, then any portion of an Annual Award or Deferred Award (including, without limitation, the Deferred Award attributable to the calendar year in which the Termination of Service occurs) which has not otherwise become earned and vested as of the date of the Reorganization will be treated as 100 percent (100%) earned and vested effective as of the date of the Reorganization. The amount of the Awards will be equal to the greater of: (i) the amount determined based on the assumption that the Bank would have achieved the Performance Goals at the Target achievement level for the Performance Period and Deferral Performance Period; or (ii) the amount determined based on the assumption that the Bank would have achieved the Performance Goals at the achievement level for the Performance Period and the Deferral Performance Period that the Bank had actually achieved as of the date of the Reorganization.

(b)"Reorganization" of the Bank will mean the occurrence at any time of any of the following events:

16

i.The Bank is merged or consolidated with or reorganized into or with another bank or other entity, or another bank or other entity is merged or consolidated into the Bank;

ii.The Bank sells or transfers all, or substantially all of its business and/or assets to another bank or other entity;

iii.More than 50 percent (50%) of the total market value or total voting power of all ownership interests in the Bank is acquired, within any 12-month period, by one person or entity or by more than one person or entity acting as a group; or

iv.The liquidation or dissolution of the Bank.

The term "Reorganization" shall not include any reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421, et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the FHFA (or successor agency) has determined should not be a basis for accelerating vesting under this Plan, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency's supervision of the Bank or because any of the conditions identified in 12 U.S.C. § 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S.C. § 1431(d)).

Section 3.8 Payment of Awards.

(a)Payments Related to Termination of Service. The following provisions apply to Final Awards payable as a result of a Termination of Service.

i.In the event of a Termination of Service due to (a) a termination by the Bank without Cause due to a Reduction in Force, (b) death, or (c) Disability, 100 percent (100%) of a Final Award will be paid in a single sum within 75 days of the date of Termination of Service. Notwithstanding the foregoing, in the event of a Reduction in Force, a Participant must execute the severance agreement offered by the Bank in order to be eligible to receive payment.

ii.In the event of a Termination of Service due to Retirement or, solely in the case of a Level I Participant, a termination for Good Reason, payment of a Final Award will be made in a single sum within 75 days following the end of the Performance Period or Deferral Performance Period, as applicable.

17

(b)Payments Not Related to a Termination of Service. Final Awards which become vested for reasons other than a Termination of Service will be paid in a single sum within 75 days following the end of the Performance Period or Deferral Performance Period, as applicable. Notwithstanding the foregoing, Discretionary Awards granted pursuant to Section 3.1(d) may be awarded and paid at any time during the year that funds are available for such Discretionary Awards.

(c)Notwithstanding the foregoing provisions of this Section, Final Awards will be paid upon approval by the Board and after review of the calculations by the Bank's Internal Audit Department. However, in the event of a Reorganization, payment of all unpaid portion of the Final Award will be made in a single sum on the date on which the Reorganization occurs.

Section 3.9 Reduction or Forfeiture of Awards.

(a)If during the Deferral Performance Period actual losses or other measures or aspects of performance related to the Performance Period or Deferral Performance Period are realized which would have caused a reduction in amount of the Final Award calculated for the Performance Period or Deferral Performance Period, then the remaining amount of the Final Award to be paid at the end of the Deferral Performance Period will be reduced to reflect this additional information.

(b)Notwithstanding any other provision of the Plan, if a Participant violates a Non-Solicitation Agreement, all of his unpaid vested and unvested Awards will be forfeited effective as of the date the Board determines such violation has occurred and gives written notice to the Participant of such determination. Any future payments for a vested Award will cease and the Bank will have no further obligation to make such payments.

(c)Notwithstanding any other provision of the Plan, if during the most recent examination of the Bank by the FHFA, the FHFA identified an unsafe or unsound practice or condition that is material to the financial operation of the Bank within the Participant's area(s) of responsibility and such unsafe or unsound practice or condition is not subsequently remediated to the satisfaction of the Board as determined by the Board after reviewing the findings or input from the FHFA, then all (or a portion) of a Participant's vested and unvested Awards will be forfeited as determined by the Board and directed to the participant in writing. Any future payments for a vested Award will, if directed by the Board, cease and the Bank will have no further obligation to make such payments.

(d)By resolution, the Board may reduce or eliminate an Award that is otherwise earned under this Plan but not yet paid, if the Board finds that a serious, material safety-soundness problem, or a serious, material risk-management deficiency

18

exists at the Bank, or if: (i) operational errors or omissions result in material revisions to: (A) the financial results, (B) information submitted to the FHFA, or (C) data used to determine incentive payouts; (ii) submission of material information to the SEC, Office of Finance, and/or FHFA is significantly past due, or (iii) the Bank fails to make sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring and other supervisory findings.

ARTICLE IV
ADMINISTRATION

Section 4.1 Appointment of the Committee. The Committee, or duly authorized officers or employees of the Bank empowered by the Committee to act on its behalf under sub-section 4.2(d), will be responsible for administering the Plan, and the Committee will be charged with the full power and the responsibility for administering the Plan in all its details; provided that the power to determine eligibility pursuant to Article II is reserved to the Board.

Section 4.2 Powers and Responsibilities of the Committee. The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan document; to decide all questions relating to an individual's eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits under the Plan; to resolve any claim for benefits in accordance with Article V, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee's responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee will be final, conclusive and binding.

(a)Records and Reports. The Committee will be responsible for maintaining sufficient records to determine each Participant's eligibility to participate in the Plan.

(b)Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant, the Bank or the legal counsel of the Bank.

(c)Application for Benefits. The Committee may require a Participant to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant's current mailing address.

(d)Delegation. The Committee hereby delegates, authorizes, and directs the President-CEO to perform administrative responsibilities on its behalf under the

19

Plan. The Committee may also authorize one or more additional officers or employees of the Bank to perform administrative responsibilities on its behalf under the Plan. All duly authorized officers and employees of the Bank will have all powers necessary to carry out the administrative duties delegated to such persons by the Committee.

Section 4.3 Income and Employment Tax Withholding. The Bank will withhold from payments to Participants of their Awards, to the extent required by law, all applicable federal, state, city and local taxes.

Section 4.4 Plan Expenses. The expenses incurred for the administration and maintenance of the Plan will be paid by the Bank.

ARTICLE V
BENEFIT CLAIMS

If the Committee requires a Participant to file a claim to receive his or her benefit under the Plan, or if he or she wishes to apply for a benefit, the claim must be made in writing and filed with the Committee. If a claim is denied, the Committee will furnish the claimant with written notice of its decision. A claimant may request a full and fair review of the denial of a claim for benefits by filing a written request with the Committee.

ARTICLE VI
AMENDMENT AND TERMINATION OF THE PLAN

Section 6.1 Amendment of the Plan. The Bank, acting through the Board, may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Bank may not amend the Plan to reduce a Participant's Award as determined on the day preceding the effective date of the amendment or to otherwise retroactively impair or adversely affect the rights of a Participant. Any substantive amendment to the Plan shall be submitted to the FHFA for review and non-objection prior to implementation.

Section 6.2 Termination of the Plan. The Bank, acting through the Board, may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that were earned and vested prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the Plan’s termination.

20

ARTICLE VII
MISCELLANEOUS

Section 7.1 Governing Law. Except to the extent superseded by laws of the United States, the laws of Indiana will be controlling in all matters relating to the Plan without regard to the choice of law principles therein. The Plan and all Awards are intended to comply, and will be construed by the Bank in a manner in which they are exempt from or comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent there is any conflict between a provision of the Plan or an Award and a provision of Code Section 409A, the applicable provision of Code Section 409A will control.

Section 7.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa. All calculations of events that last a portion of a calendar year or are to be determined pro rata as to a calendar year will be determined by the actual number of days the condition or event existed and assuming a 365-day year.

Section 7.3 Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or attachment by creditors of a Participant, either voluntarily or involuntarily. Notwithstanding the foregoing, a Participant may, by completing and signing a written beneficiary designation form which is delivered to and accepted by the Bank, designate a beneficiary to receive any payment and/or exercise any rights with respect to outstanding Awards upon the Participant’s death. If at the time of the Participant’s death there is not on file a fully effective beneficiary designation form, or if the designated beneficiary did not survive the Participant, the person or persons surviving at the time of the Participant’s death in the first of the following classes of beneficiaries in which there is a survivor, shall have the right to receive any payment and/or exercise any rights with respect to outstanding Awards:

(a)    Participant’s surviving Spouse.

(b)    Equally to the Participant’s children, except that if any of the Participant’s children predecease the Participant but leave descendants surviving, such descendants shall take by right of representation the share their parent would have taken if living.

(c)    Participant’s estate.

If a person in the class surviving dies before receiving any payment and/or exercising any rights with respect to outstanding Awards (or the person’s share of any payment and/or rights in case of more than one person in the class), that person’s right to receive any payment and/or exercise any rights with respect to outstanding Awards will lapse and the determination of who will be entitled to receive any payment and/or exercise any rights with respect to outstanding Awards will be determined as if that person predeceased the Participant.

21

For purposes of this Section 7.3, the following terms have the meanings assigned to them below:

(e)    The term “Spouse” means: a person to whom the Participant is legally married at the relevant time under the laws of the state in which they reside and who meets applicable requirements for being treated as a Spouse for purposes of federal law.

Section 7.4 Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

Section 7.5 No Enlargement of Employment Rights. Nothing contained in the Plan may be construed as a contract of employment between the Bank and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Bank or limit the right of the Bank to employ or discharge any person with or without cause.

Section 7.6 Limitations on Liability. The individual members of the Board will, in accordance with the Bank's by-laws, be indemnified and held harmless by the Bank with respect to any alleged breach of responsibilities performed or to be performed hereunder. In addition, notwithstanding any other provision of the Plan, neither the Bank nor any individual acting as an employee or agent of the Bank will be liable to a Participant for any claim, loss, liability or expense incurred in connection with the Plan and will be entitled to be indemnified and held harmless except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.

Section 7.7 Incapacity of Participant. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person (who provides proof of status to the Bank), the Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan.

Section 7.8 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.9 Action by Bank. Any action required of or permitted by the Bank under the Plan will be by resolution of the Board or by a person or persons authorized by resolution of the Board.

22

Section 7.10 Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.

Section 7.11 Information to be Furnished by a Participant. A Participant, or any other person entitled to benefits under the Plan, must furnish the Committee with any and all documents, evidence, data or other information the Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Committee.

Section 7.12 Attorneys' Fees. If any action is commenced to enforce the provisions of the Plan, payment of attorneys' fees will be governed by the terms set forth in the mandatory "Agreement to Arbitrate" entered into between the Bank and the Participant.

Section 7.13 Binding on Successors. The Plan will be binding upon and inure to the benefit of the Bank and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan will preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of a Participant's rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization or transfer of assets and assumption of Plan obligations of the Bank, the term "Bank" will refer to such other organization and the Plan will continue in full force and effect.

23

2025 PERFORMANCE GOALS AS APPROVED BY THE BOARD OF DIRECTORS:

Pursuant to Section 3.2 of the Federal Home Loan Bank of Indianapolis ("Bank") Incentive Plan, effective as of January 1, 2025, (the "Plan"), the following Appendices were adopted by the Board of Directors (the "Board") of the Bank on March 21, 2025, after consideration and review by the Human Resources and Compensation Committee of the Board. These Appendices to the Plan are effective as of January 1, 2025. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

24

APPENDIX I

2025 PERFORMANCE PERIOD AWARDS FOR LEVEL II PARTICIPANTS
Federal Home Loan Bank of Indianapolis

A. Incentive Opportunities for Level II Participants
Annual Awards payable to Level II Participants are calculated by multiplying (a) the Compensation (as defined in Section 3.1 of the Federal Home Loan Bank of Indianapolis Incentive Plan) available to the Participant, by (b) the percentages as set forth below, and by (c) the sum of the applicable weighted values of the achievement level for all Performance Goals.

TOTAL INCENTIVE AS % OF COMPENSATION
Management Level	Maximum Percentage of Compensation
Managing Director / Senior Director	30%
Director	25%
Associate Director / Individual Contributor Level 8	20%
Manager / Senior Manager / Individual Contributor Levels 6 and 7	15%
Individual Contributor Levels 1 through 5	10%

B.     2025 Performance Goals
Performance Goal achievement will be determined for all Level II Participants based on the following values for the different achievement levels:

PERCENTAGE VALUE FOR ACHIEVEMENT OF PERFORMANCE GOALS
Threshold	Target	Maximum
50%	75%	100%

25

The Bank's 2025 Performance Goals are as follows:

PERFORMANCE GOALS	WEIGHTED VALUE (1)	ACHIEVEMENT LEVELS
		THRESHOLD	TARGET	MAXIMUM
FINANCIAL PERFORMANCE
Return on Capital Stock (2)	20%	8.87%	10.05%	11.42%
MISSION ACTIVITY
(a) Member Advances Average Daily Balance ($'s in millions) (3)	10%	$32,812	$35,978	$37,269
(b) Member Participation (4)	15%	68%	76%	84%
(c) Member Engagement for AHP and Voluntary Programs (5)	20%	100	113	125
(d) Community Impact (6)	15%	5	7	9
RISK MANAGEMENT
Key risk metrics (7)	10%	40 points	44 points	46 points
CULTURE AND ENGAGEMENT
(a) Workplace - Inclusion, engagement, and community events with a required educational component (8)	5%	50%	65%	85%
(b) Community - Promote community engagement by encouraging volunteerism with a focus on at risk and/or underrepresented groups (9)	5%	700 hours	950 hours	1,250 hours with a minimum of 875 hours related to at risk and/or underrepresented groups

(1) For all Level II Participants excluding those in the Internal Audit department under a separate plan.
(2) For purposes of this goal, return on capital stock is defined as the Bank’s core net income as a percentage of average total regulatory capital stock, rounded to the nearest basis point. Core net income represents GAAP Net Income adjusted to exclude: (i) mark-to-market adjustments and other transitory effects from derivatives and trading/hedging activities, (ii) interest expense on mandatorily redeemable capital stock, (iii) realized gains and losses on sales of investment securities, (iv) debt extinguishment costs, (v) Advance prepayment fees received in cash on unswapped Advances that are not restructured, (vi) accelerated amortization of concession fees on called COs, and (vii) other non-routine components of GAAP earnings that do not necessarily reflect the underlying results of the operations of the Bank. The Bank’s voluntary AHP contributions/allocations expense and incentive compensation expense are added back to core net income. Each adjustment, except for interest on MRCS, is net of the required AHP assessment. However, certain excluded amounts may require amortization included in other periods to properly state core net income. Assumes no material change in investment authority under the FHFA's regulation, policy, directive, guidance, or law.
(3) Member advances average daily balance is calculated as the average daily balance of advances outstanding to members at par. Average daily balances are used instead of point-in-time balances to eliminate point-in-time activity that may occur and to reward for the benefit of the income earned on advances balances while outstanding. Members that become non-members during 2025 will be included in the calculation for the portion of the year for which they were a member. Goal assumes no material change in membership eligibility under FHFA's regulation, policy, directive, guidance or law.
(4) Participation is defined as the issuance of an advance or credit product (including issuance of an advance as part of a voluntary or pilot program related to advances such as the CDFI Rate Buydown Advance),

26

settlement for MPP (including settlement of MPP trades as part of a voluntary or pilot program related to MPP such as the Rate Advantage Program), funds awarded for an AHP set-aside program and HomeBoost, or submission of an application for AHP, voluntary, or pilot programs (including Elevate and any new AHP voluntary or pilot programs established in 2025). A member that enters into any of these activities is counted as a participant for purposes of calculating the participation rate, even if that member ceases to be a member as of December 31, 2025, and can only count one time.

The denominator is calculated based on the simple average of the number of members at the end of each month in 2025. New members are not included in the membership count until after 12 months of membership unless they participate in one of the Bank’s products. If a new member participates in one of the Bank’s products within 12 months of becoming a member, the participation will be included in the numerator and the member will be included in the calculation of the monthly average beginning with the month the member participated (as defined above).

Goal assumes no material change in membership eligibility under FHFA's regulation, policy, directive, guidance or law.
(5) This goal is measured by any member submitting an AHP Notice of Intent/Pre-Application or Master Agreement or participation in any AHP or voluntary program.
(6) This goal measures the number of programs/initiatives approved by the Bank's executive management committee ("EMC") and utilized by one or more members. Qualifying programs/initiatives are based on collaboration with members, housing affiliates, non-profits, CDFI's, and other community minded partners in the district to provide funding for programs/initiatives including, but not limited to, diverse groups of individuals, underserved markets, or low-income borrowers in the form of efforts including, but not limited to, community development programs, pilot programs, or voluntary programs. Programs/initiatives submitted to EMC for approval may include new programs/initiatives and new campaigns of pre-existing programs/initiatives that receive funding in 2025.
(7) This goal consists of four key risk metrics that are each individually measured against an established threshold on a monthly basis. If the actual result meets or is better than the established threshold as defined, one point will be achieved for that individual goal for that month. If a result is worse than that threshold, a result of zero points will be assigned. If the activity is not performed (e.g. a phishing campaign is not initiated during the month) a zero will also be assigned. This goal is based on achieving a certain cumulative sum of all results for all metrics during 2025. The maximum number of points that can be achieved is 48 (achieving the threshold for each of 4 metrics for each of 12 months). The metrics are:
–MPP Delinquencies: Percentage of conventional MPP portfolio by loan balance 90 days or more delinquent, measured monthly where a result of less than or equal to 1.00% achieves one point for the month and a result greater than 1.00% achieves zero points for the month.
~~–~~Days of Liquidity: Measured daily as the number of days of liquidity maintained compared to the FHFA minimum plus 4 days. If any day during the month is below the threshold of the FHFA minimum plus 4 days, then the achievement for the month is zero points. To achieve a result of one point for a month, all days during the calendar month must be equal to or above the threshold (FHFA minimum plus 4 days).
–Shared Enterprise Platforms Service Availability: Shared Enterprise Platforms must be available more than 99.9% of the time, calculated using Solar Winds and Site 24x7 based on the quantity of time the site is available out of the total time possible (less scheduled maintenance time). Shared Enterprise Platforms include LAS, MemberLink, FHLBI.gives, and the Public Web Site.
–Phishing Attempt Prevention Ratio: Defined as the percentage of internal phishing emails sent by the Bank's Information Security department where an employee clicked, replied, opened the attachment, scanned a QR code, or entered data (all considered "failures"), divided by the total phishing emails sent on a monthly basis. If the monthly result is less than or equal to 5% the result for the month is one point. If a campaign is missed in a month (i.e., no phishing emails sent), then the result for the month is zero points.
(8) This goal measures the percentage of employees participating in at least two eligible inclusion, engagement or community events (including but not limited to, speakers, lunch and learns, internal

27

workshops, etc. but excluding the annual bank wide mandatory OMWI training) focused on issues impacting at risk and/or underrepresented groups. Such events must include a formal educational component with established learning objectives for participants. The denominator is the number of employees as of the first business day of 2025.
(9) This goal measures the number of bank wide volunteer hours used based upon input to the Bank's human capital management system. All volunteer hours logged, with a maximum of 8 hours per employee, count toward achievement of this goal. Certain organizations will be pre-approved as counting toward the secondary component of this goal while other organizations will be considered for eligibility and confirmed by the Bank's Chief HR Officer. Interpolation of achievement between Target and Maximum will only occur if the secondary component of 875 hours related to at risk and/or underrepresented groups is reached. If the secondary component is not reached, then Target is the highest level that can be achieved.

C. Hypothetical Example Calculations

Assume that the Bank achieved the following on its Performance Goals for year 1:

PERFORMANCE GOALS	WEIGHTED VALUE	Achievement	Achievement Percentage Value	Bank Result
	Bank
1. Performance Goal 1	25%	Target	75%	18.75%

2. Performance Goal 2	50%	Threshold	50%	25%

3. Performance Goal 3	10%	Over Maximum	100%	10%

4. Performance Goal 4	10%	Below Threshold	—%	—%

5. Performance Goal 5	5%	50% between Target and Maximum	87.5%	4.375%

			Total:	58.125%

An Associate Director is eligible to receive an Annual Award of up to a maximum of 20% of his or her Compensation. The Annual Award will be equal to the following proportion of the Associate Director's Compensation (rounded to 2 decimal places):

Bank Associate Director
20%*58.13%=11.63%

Assuming the Associate Director's Compensation is $80,000, his or her Annual Award will equal the following:

28

Bank Associate Director
$80,000*11.63%=$9,304

APPENDIX II

2025 PERFORMANCE PERIOD AWARDS FOR LEVEL I PARTICIPANTS
Federal Home Loan Bank of Indianapolis

A. Incentive Opportunities for Level I Participants

Awards payable to Level I Participants are calculated by multiplying (a) the Compensation (as defined in Section 3.1 of the Federal Home Loan Bank of Indianapolis Incentive Plan) available to the Participant, by (b) the percentages as set forth below, and by (c) the sum of the applicable weighted values of the achievement level for all Performance Goals.

	TOTAL INCENTIVE AS % OF COMPENSATION			INCENTIVE AS % OF COMPENSATION, EARNED & VESTED AT YEAR-END			INCENTIVE AS % OF COMPENSATION, DEFERRED FOR 3 YEARS
Position	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
CEO	50.0%	80.0%	100.0%	25.0%	40.0%	50.0%	25.0%	40.0%	50.0%
EVP	40.0%	60.0%	80.0%	20.0%	30.0%	40.0%	20.0%	30.0%	40.0%
SVP	35.0%	52.5%	70.0%	17.5%	26.25%	35.0%	17.5%	26.25%	35.0%

Deferred Awards are subject to additional Performance Goals during the Deferral Performance Period, as described in Section C below.

B. 2025 Performance Goals for Level I Participants

Performance Goal achievement will be determined for Level I Participants based on the following values for the different achievement levels:

PERCENTAGE VALUE FOR ACHIEVEMENT OF PERFORMANCE GOALS
Position	Threshold	Target	Maximum
CEO	50%	80%	100%
EVP	50%	75%	100%
SVP	50%	75%	100%

The Performance Goals, Weighted Values, Thresholds, Targets, Maximums, and notes set forth in Appendix I.B. above shall also apply to Level I Participants, and are incorporated herein by

29

this reference. For purposes of this Appendix II.B., "Bank" shall refer to Level I Participants other than those in Internal Audit.

30

C. 2026 – 2028 Performance Goals for Level I Participants

Deferred Awards are subject to additional Performance Goals during the Deferral Award Performance Period. The achievement levels for Deferral Performance Period Performance Goals for all Level I Participants are:

DEFERRAL PERFORMANCE PERIOD
PERFORMANCE GOAL PERCENTAGE VALUES
Threshold	Target	Maximum
75%	100%	125%

The Bank's Performance Goals for the Deferral Performance Period are:

PERFORMANCE GOALS	WEIGHTED VALUE (1)	THRESHOLD	TARGET	MAXIMUM
1. REGULATORY CAPITAL TO ASSETS RATIO (2)	50%	>4.0%	>4.16%	>4.25%

2. PRUDENTIAL	50%	Achieve 1 Prudential Standard	Achieve 2 Prudential Standards	Achieve 3 Prudential Standards
A. Maintain sufficient capital to pay dividends and redeem/repurchase capital stock as required.
B. Award to FHLBI members the annual AHP Competitive funding requirement in each plan year.
C. Ensure no identified operational errors or omissions that would result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts.

(1) For Level I Participants, excluding those in the Internal Audit department under a separate plan.
(2) Attainment of Threshold for this goal will be measured by maintaining a minimum of 4.0% at each of the 36 month-ends. Attainment in excess of Threshold will be computed using the simple average of 36 month-end ratios.

31

D. Hypothetical Example Calculations

Assume that the Bank achieved the following on its Performance Goals for year 1 (calculated using weighting for Senior Vice Presidents):

PERFORMANCE GOALS	WEIGHTED VALUE	Achievement	Achievement Percentage Value	Bank Result
	Bank
1. Performance Goal 1	25%	Target	75%	18.75%

2. Performance Goal 2	50%	Threshold	50%	25%

3. Performance Goal 3	10%	Over Maximum	100%	10%

4. Performance Goal 4	10%	Below Threshold	—%	—%

5. Performance Goal 5	5%	50% between Target and Maximum	87.5%	4.375%

			Total:	58.125%

A Senior Vice President is eligible to receive an Annual Award of up to a maximum of 70% of his or her Compensation. The Annual Award will be equal to the following proportion of the Senior Vice President's Compensation (rounded to 2 decimal places):

Bank Senior Vice President
70%*58.13%=40.69%

Assuming the Senior Vice President's Compensation is $200,000, his or her total incentive will equal the following:

Bank Senior Vice President
$200,000*40.69%=$81,380

50% of this amount will be paid after year 1 as an Annual Award, and the other 50% will be deferred until after the Deferral Performance Period.

Bank Senior Vice President
Annual Award	$81,380*50%=$40,690

32

Assume the Bank achieved the following Performance Goals during the Deferral Award Performance Period:

PERFORMANCE GOALS	WEIGHTED VALUE	Achievement	Achievement Percentage Value	Bank Result
	Bank
1. Goal 1	35%	Target	100%	35%

2. Goal 2	35%	Maximum	125%	43.75%

3. Goal 3	30%	50% between Threshold and Target	87.5%	26.25%
			Total:	105%

After the Deferral Performance Period, the Senior Vice President would receive the following as a Deferred Award:

Bank Senior Vice President
Deferred Award	$40,690*105%=$42,724.50

33

APPENDIX III

FORM OF NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This Agreement is entered into as of the ____ day of _____________, 20__, by and between the FEDERAL HOME LOAN BANK OF INDIANAPOLIS, a corporation organized under the laws of the United States (the "Bank") and ____________________ (the "Executive").

WHEREAS, the Bank sponsors the Federal Home Loan Bank of Indianapolis Incentive Plan (the "Plan"); and

WHEREAS, as a condition of participation in the Plan, the Bank requires that the Executive agree to the terms and conditions found within this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt, legal adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Non-Disclosure; Return of Confidential Information and Other Property.

(a)Access to Confidential Information. The Executive understands, acknowledges and agrees that during the course of his or her employment with the Bank he or she has gained or will gain information regarding, knowledge of, and familiarity with, the Confidential Information of the Bank (as defined in subsection (c)) that would cause irreparable damage and harm to the Bank if it was disclosed. The Executive understands, acknowledges and agrees that the Confidential Information has substantial economic value because it is not known or readily ascertainable by proper means by others who could obtain economic value from it. The Executive also acknowledges and agrees that the Bank uses reasonable means to maintain the secrecy and confidentiality of the Confidential Information.

(b)Non-Disclosure. At all times while the Executive is employed by the Bank, and at all times thereafter, the Executive will not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any Person (as defined in subsection (d)) other than those directors, officers, employees, representatives and agents of the Bank who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against the Bank, or (B) for the Executive's own benefit, or for the benefit of any Person other than the Bank.

(c)Confidential Information Defined. For purposes of this Agreement, the term "Confidential Information" means any and all:

34

(i)materials, records, data, documents, lists, writings and information (in each case, whether in writing, printed, verbal, electronic, computerized or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, regulators, members, relationships and/or customers of the Bank that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Bank has deemed confidential, proprietary, nonpublic or not otherwise publicly available without breaching this Agreement;
(ii)trade secrets of the Bank, as defined in Indiana Code Section 24-2-3-2, as amended, or any successor statute; and
(iii)any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. The Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of the Bank.
(d)Person Defined. For purposes of this Agreement, the term "Person" will mean any natural person, proprietorship, partnership, corporation, limited liability company, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.
(e)Return of Confidential Information and Other Property. The Executive covenants and agrees:
(i)to keep all Confidential Information subject to the Bank's custody and control and to promptly return to the Bank all Confidential Information that is still in the Executive's possession or control at the termination of the Executive's employment with the Bank; and
(ii)promptly upon termination of the Executive's employment with the Bank, to return to the Bank, at the Bank's principal office, all vehicles, equipment, computers, credit cards and other property of the Bank and to cease using any of the foregoing.
(f)Exceptions from Confidentiality Obligations. Section 1 shall not be deemed to prevent the Executive from making disclosures required by applicable regulation, law, agency order, or court order, to the extent the Executive provides reasonable written notice of such disclosure requirement to the Bank prior to such disclosure, to the extent such prior notice is not prohibited, to permit the Bank to contest the disclosure of such information. Further, Notwithstanding any other provision of this Agreement:
i.The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:
a.is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2)

35

solely for the purpose of reporting or investigating a suspected violation of law; or
b.is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
ii.If the Executive files a lawsuit for retaliation by the Bank for reporting a suspected violation of law, the Executive may disclose the Bank's trade secrets to the Executive's attorney and use the trade secret information in the court proceeding if the Executive:
a.files any document containing the trade secret under seal; and
b.does not disclose the trade secret, except pursuant to court order.
2.Non-Disparagement. The Executive agrees to not communicate disparaging remarks to third parties about the Bank, its directors, officers or employees. Likewise, the Bank agrees not to disparage the Executive or his or her skills or job performance to third parties. However, nothing in this paragraph shall prohibit the Bank or the Executive from testifying truthfully under oath.
3.Non-Solicitation and No-Hire. The Executive hereby understands, acknowledges and agrees that, by virtue of his or her position with the Bank, the Executive has and will have advantageous familiarity and personal contacts with the employees of the Bank and has and will have advantageous familiarity with the business, operations and affairs of the Bank. In addition, the Executive understands, acknowledges and agrees that the business of the Bank is highly competitive. Accordingly, at all times while the Executive is employed by the Bank and for a twelve-month period following Termination of Service, the Executive will not, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, Executive, manager, agent, representative, independent contractor, consultant or otherwise induce, request or attempt to influence any Bank employee who was employed by the Bank during the twelve-month period prior to Termination of Service, to terminate his or her employment with the Bank. In addition, the Executive agrees that for a period of twelve months following the Executive's Termination of Service, Executive will not hire any Bank employee who was employed by the Bank during the twelve-month period prior to the Executive's Termination of Service. For purposes of this Section 3, the term “employee” shall be limited to those who had or have access to or possess any knowledge that would give a competitor an unfair advantage.

4.Periods of Noncompliance and Reasonableness of Periods. The restrictions and covenants contained in Section 3 will not run during all periods of noncompliance and will apply during the Term of this Agreement and for the full periods specified in Section 3. The Bank and the Executive understand, acknowledge and agree that the restrictions and covenants contained in Section 3 are reasonable in view of the nature of the business in which the Bank is engaged, the Executive's position with the Bank and the Executive's

36

advantageous knowledge and familiarity with, the Bank's employees, business, operations, affairs and customers.

The Bank's obligation to pay an award to the Executive pursuant to the Federal Home Loan Bank of Indianapolis Incentive Plan will immediately terminate in the event the Executive breaches any of the provisions of Section 1 or 3 and all outstanding awards will be forfeited. Notwithstanding the foregoing:

(a)the Executive's covenants set forth in Sections 1 and 3 will continue in full force and effect and be binding upon the Executive;
(b)the Bank will be entitled to the remedies specified in Section 6; and
(c)the Bank will be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) resulting from or relating to the successful prosecution of the Executive's breach of any of the provisions of Section 1 or 3.
5.Survival of Certain Provisions. Upon any termination of the Executive's employment with the Bank, the Executive and the Bank hereby expressly agree that the provisions of Sections 1, 3, 4 and 6 will continue to be in full force and effect and binding upon the Executive and the Bank in accordance with the applicable respective provisions of such Sections.

6.Remedies. The Executive agrees that the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Section 1 or 3. Accordingly, in the event of a threatened, attempted or actual breach by the Executive of any provision of Section 1 or 3, in addition to all other remedies to which the Bank is entitled at law, in equity or otherwise, the Bank may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 1 or 3. The foregoing remedies will not be deemed to be the exclusive rights or remedies of the Bank for any breach of or noncompliance with this Agreement by the Executive but will be in addition to all other rights and remedies available to the Bank at law, in equity or otherwise.

7.Severability. In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein. If any provision of this Agreement will be determined by a court of competent jurisdiction to be unenforceable because of the provision's scope, duration or other factor, then such provision will be considered divisible and the court making such determination will have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to

37

make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision will be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

8.Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except in writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance will be deemed to be a waiver of the same or any other provision in any other instance. The recitals set forth above are incorporated herein by this reference.

9.Effect and Modification. No statement or promise, except as set forth herein, has been made with respect to the subject matter of this Agreement. No modification or amendment will be effective unless in writing and signed by the Executive and an officer of the Bank (other than the Executive).

10.Non-Waiver. The Bank's or the Executive's failure or refusal to enforce all or any part of, or the Bank's or the Executive's waiver of any breach of this Agreement, will not be a waiver of the Bank's or the Executive's continuing or subsequent rights under this Agreement, nor will such failure or refusal or waiver have any effect on the subsequent enforceability of this Agreement.

11.Non-Assignability. This Agreement contemplates that the Executive will personally provide the services described herein, and accordingly, the Executive may not assign the Executive's rights or obligations hereunder, whether by operation of law or otherwise, in whole or in part, without the prior written consent of the Bank.

12.Notice. Any notice, request, instruction or other document to be given hereunder to any party will be in writing and delivered by hand, telegram, registered or certified United States mail return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:
If to the Executive: ________________________ _
_________________________
_________________________
_________________________

If to the Bank: Federal Home Loan Bank of Indianapolis
c/o General Counsel
8250 Woodfield Crossing Boulevard
Indianapolis, IN 46240

38

13.Governing Law. This Agreement is being delivered in and will be governed by the laws of the State of Indiana without regard to the choice of law principles thereof. Any dispute regarding this Agreement will be brought in any Indiana state or federal court having jurisdiction in the matter and located in Marion County, Indiana, and the Executive expressly consents to the jurisdiction of such courts.

14.Prior Agreements. The Executive represents and warrants to the Bank that the Executive is not a party to or otherwise bound by any agreement that would restrict in any way the performance by the Executive of the Executive's duties, services and obligations under this Agreement, that the Executive has disclosed to the Bank all employment type agreements to which the Executive has been bound, including without limitation employment agreements, consulting agreements, non-compete agreements or covenants, confidentiality or non-disclosure agreements or covenants, and intellectual property assignment agreements, and that the Bank will not have any liability to any third party arising out of the Executive entering into this Agreement or performing hereunder.

15.Effect of Headings. The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

16.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

17.Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

(Signature Page Follows)

39

IN WITNESS WHEREOF, the Bank, by its officer thereunder duly authorized, and the Executive, have caused this Non-Competition, Non-Solicitation and Non-Disclosure Agreement to be executed as of the day and year first above written.

FEDERAL HOME LOAN BANK
OF INDIANAPOLIS     EXECUTIVE

By: ______________________            _______________________

Its: ______________________

By: _____________________

Its: _____________________

40